Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Endeavour International Corporation:

We consent to the use of our report dated March 7, 2012,  except as to Note 25, which is as of March 18, 2013, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows of Endeavour International Corporation for the year ended December 31, 2011, incorporated herein by reference.

/s/  KPMG LLP

Houston, Texas
March 17, 2014